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Exhibit 21.1

Subsidiaries of CH2M HILL Companies, Ltd.

1.
CH2M HILL Industrial Design & Construction, Inc., an Oregon corporation

2.
Operations Management International, a California corporation

3.
CH2M HILL, Inc., a Florida corporation

4.
CH2M HILL Hanford, Inc., a Washington corporation

5.
CH2M HILL Holding, Inc., a Delaware corporation

6.
Lockwood Greene Engineers, Inc., a Delaware corporation

7.
CH2M HILL Constructors, Inc., a Delaware corporation

8.
CH2M HILL International, Ltd., a Delaware corporation

9.
Kaiser-Hill Company, LLC, a Colorado limited liability company

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  Subsidiaries of CH2M HILL Companies, Ltd.